Exhibit 99.1

Investor Relations Contact:

Jennifer Gianola

Cornerstone OnDemand

Phone: +1 (310) 382-9478

jgianola@csod.com

Media Contact:

Deaira Irons

Cornerstone OnDemand

Phone: +1 (310) 752-0164

dirons@csod.com

Cornerstone OnDemand Nominates Three Accomplished Software Industry CEOs to Board

of Directors and Names New Chair

Addition of Elisa Steele as company’s first independent board chair, along with Richard Haddrill and Marcus Ryu as directors,

will contribute valuable strategic, operational and corporate governance expertise to Cornerstone’s board of directors

SANTA MONICA, Calif. – May 8, 2018 – Cornerstone OnDemand (NASDAQ:CSOD), a global leader in cloud-based learning and human capital management software, today announced it has nominated Elisa Steele, Richard Haddrill and Marcus Ryu for election to its board of directors following an extensive search conducted by its independent nominating and corporate governance committee. These candidates will be placed on the ballot for election at Cornerstone’s annual meeting on June 14, 2018. Once elected to the board, Steele will serve as chair of the board.

Elisa Steele is a proven enterprise software executive and a respected sales and marketing leader. She most recently served as CEO of Jive Software, a communication and collaboration software company, until its acquisition by Aurea in June 2017. Prior to Jive, Steele held positions as the corporate vice president and chief marketing officer of Consumer Apps and Services at Microsoft, the chief marketing officer at Skype and the executive vice president and chief marketing officer at Yahoo!. She currently serves on the board of Splunk Inc. Steele will join Joe Osnoss as the second of Silver Lake’s two director nominees, granted by the investment agreement between Silver Lake and Cornerstone. The board unanimously selected Steele to serve as Cornerstone’s first independent chair of the board, consistent with corporate governance changes announced earlier this year.

Richard Haddrill will bring decades of management and corporate governance experience to Cornerstone, as well as insight into both software and content markets. Haddrill is the vice chairman of Scientific Games Corporation, a provider of technology-based products and services for gaming and lottery organizations. He has served on the board of six public companies and three venture-backed private companies, including enterprise software firms JDA Software and OutlookSoft. Haddrill previously served as the CEO and a director of Bally Technologies, Manhattan Associates and Powerhouse Technologies.

Marcus Ryu, a Software-as-a-Service (SaaS) industry leader and entrepreneur, is the CEO of Guidewire Software Inc. (NYSE: GWRE), which he co-founded in 2001. Guidewire is the leading provider of core system software for the Property and Casualty (P&C) insurance industry. Ryu previously served on the board of MuleSoft, recently acquired by Salesforce.com. Prior to Guidewire, Ryu worked at Ariba, a cloud-based enterprise marketplace acquired by SAP in 2012, and at McKinsey & Company.

Comments on the News

“Elisa Steele, Dick Haddrill, and Marcus Ryu stood out as exceptional candidates among dozens of qualified individuals recommended by shareholders and others,” said Joe Osnoss, chair of Cornerstone’s nominating and corporate governance committee whose members also include directors Dean Carter and Robert Cavanaugh. “We believe that they bring critical and complementary skills to Cornerstone’s board as the company executes on its strategic plan.”

“Strengthening corporate governance is key to our strategic plan, and the board has done an exceptional job selecting three extraordinary business leaders who will bring highly relevant experiences and insights to the company,” said Adam Miller, founder and CEO of Cornerstone OnDemand. “I look forward to working with, and learning from, them as the company advances to its next level of growth.”

“I am honored by the opportunity to join the board of Cornerstone, which is leading the industry with its innovative solutions,” said Elise Steele. “I believe there is further upside and this is a pivotal phase for the company. While there is always more to be done, I feel confident about the company’s strategic direction.”

“Joining Cornerstone’s board of directors is a great opportunity for me to share my expertise in helping businesses scale,” said Richard Haddrill. “I look forward to supporting Cornerstone along its path of continued growth and improved margins.”

“Cornerstone has been a pioneer in the cloud software space and has built an impressive client roster in a competitive domain,” said Marcus Ryu. “I am gratified to be nominated to its board, and hope to contribute my experience to the success of its next chapter.”

About Cornerstone OnDemand

Cornerstone OnDemand, Inc. (NASDAQ: CSOD) is a global leader in cloud-based learning and human capital management software. The company’s solutions help organizations to realize the potential of the modern workforce. From recruitment, onboarding, training and collaboration, to performance management, compensation, succession planning, people administration and analytics, Cornerstone is designed to enable a lifetime of learning and development that is fundamental to the growth of employees and organizations.

Based in Santa Monica, California, the company’s solutions are used by more than 3,250 clients worldwide, spanning 36 million users across 192 countries and 43 languages. To learn more about Cornerstone, visit us on Twitter, Facebook and our blog. www.cornerstoneondemand.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the company’s business strategy and plans to make changes to its corporate governance structure, including the nomination of three director candidates for election to the board, the appointment of an independent chair of the board, and the retirement of certain directors, are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, which are described in reports and documents the company files from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. Except to the extent required by applicable law, the company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand, Inc.